Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CenturyTel, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 29, 2008, with respect to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of CenturyTel, Inc. and to the reference to our firm under the headings “Selected Historical Financial Data of CenturyTel” and “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.
Our report on the consolidated financial statements and the related financial statement schedule includes an explanatory paragraph regarding the Company’s change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

/s/ KPMG LLP

Shreveport, Louisiana
November 19, 2008